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                                                                    EXHIBIT 99.1

                              RELEASED AT 6:11 P.M. CDT ON TUESDAY JUNE 25, 2002

ENCORE ACQUISITION COMPANY ANNOUNCES SALE OF $150 MILLION IN SENIOR SUBORDINATED NOTES; ESTABLISHES NEW REVOLVING CREDIT FACILITY

Fort Worth, Texas, June 25, 2002--Encore Acquisition Company ("Encore") (NYSE:
EAC) announced today that it has sold $150 million of 8 3/8 % Senior Subordinated Notes maturing on June 15, 2012.

The offering was made through a private placement pursuant to Rule 144A. The notes have not been registered under the Securities Act of 1933 or applicable state securities laws, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state laws.

Encore used the net proceeds of $146.3 million from the note offering to repay and retire the Company's prior credit facility. A new Revolving Credit Facility was also executed effective today. Fleet National Bank will serve as administrative agent for the new facility. The maximum amount available under the new Revolving Credit Facility will be $300.0 million, which will be secured by a first priority lien on proved oil and natural gas reserves. Initially, the amount available under the new facility will be $220.0 million, which may be increased or decreased subject to the borrowing base calculation. The maturity date of the new facility will be June 25, 2006.

Organized in 1998, Encore is a growing independent energy company engaged in the acquisition, development and exploitation of North American oil and natural gas reserves. Encore's oil and natural gas reserves are located in the Williston Basin of Montana and North Dakota, the Permian Basin of Texas and New Mexico, the Anadarko Basin of Oklahoma and the Powder River Basin of Montana.

Statements made in this release may constitute "forward-looking statements" as defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on assumptions and estimations that management believes are reasonable given currently available information. However, the assumptions of management and the future performance of the Company are both subject to a wide range of business risks and uncertainties and there is no assurance that these statements and projections will be met. Actual results could differ materially from those presented in the forward-looking statements. The Company undertakes no obligation to publicly update or revise any forward-looking statements. Further information on risk and uncertainties is available in the Company's filings with the Securities and Exchange commission, which are incorporated by this reference as though fully set forth herein.

Contacts:         Morris B. Smith
                  Executive Vice President and CFO
                  817.339.0908

                  Rani M. Wainwright
                  Assistant Treasurer
                  817-339-0919